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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Gaming and Leisure Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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Notice of Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc.

The 2014 Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. will be held:

    Thursday, June 19, 2014
    10:00 a.m. Eastern Time
    At the offices of Pepper Hamilton LLP
    3000 Two Logan Square
    18th and Arch Streets
    Philadelphia, Pennsylvania 19103

The items of business are:

  1.
  To elect Joseph W. Marshall, III and E. Scott Urdang as Class I directors to hold office until the 2017 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.
  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.
  3.
  To hold an advisory (non-binding) vote to approve the Company's executive compensation.
  4.
  To hold an advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation.
  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record of GLPI common stock (NASDAQ: GLPI) as of the close of business on April 16, 2014 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By order of the board of directors,

Peter M. Carlino
Chairman of the Board of Directors

Wyomissing, Pennsylvania
April 29, 2014

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 19, 2014: The Notice of Annual Meeting, Proxy Statement, and Annual Report to Shareholders for the year ended December 31, 2013 are available http://www.cstproxy.com/glpropinc/2014.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   1

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company's 2013 performance, please review the Company's Annual Report to shareholders for the year ended December 31, 2013.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date 10:00 a.m. Eastern Time June 19, 2014	Record Date April 16, 2014
Place Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date 112,167,033

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	12
Ratification of Appointment of Ernst & Young LLP	FOR	53
Advisory Vote to Approve Executive Compensation	FOR	55
Advisory Vote on Frequency of Executive Compensation Vote	FOR three years	56

BOARD NOMINEES

        The following table provides summary information about each director nominee. Directors are elected annually by a plurality of votes cast.

			Committee Membership*
	Director Since
Name, Age		Principal Occupation	ACC	CGC
Joseph W. Marshall, III, 61	2013	Vice Chairman of Stevens & Lee, PC, and Vice Chairman of Griffin Holdings, LLC	(F)
E. Scott Urdang, 64	2013	Retired Founder, Chairman, and CEO of Center Square Capital Management, Inc.

* ACC Audit and Compliance Committee	CGC Compensation and Governance Committee
Chair of the Committee	(F) Financial Expert

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2013 Financial Performance Highlights

        On November 1, 2013, Penn National Gaming, Inc. ("Penn") distributed all of the outstanding shares of our common stock to its shareholders and we began trading on the NASDAQ Global Market under the symbol "GLPI" completely independent from Penn (the "Spin-Off"). As a result of the Spin-Off, we own the real estate and improvements associated with 19 of Penn's current facilities (including two development projects in Ohio) and lease the real property assets back to an affiliate of Penn pursuant to a master "triple-net" lease. The Spin-Off was the culmination of a three-year process designed to unlock significant value for Penn's shareholders by separating its real estate assets from its operating assets and enabling the Company to pursue transactions and diversify its business in a way that it could not achieve as a part of Penn. Penn's stock price increased 31% following the announcement of the spin transaction on November 15, 2012, from $37.61 per share to $49.32 on November 16, 2012. Immediately prior to the Spin-Off, Penn's stock traded at $58.97, reflecting a 57% increase from the closing share price just before the announcement.

        The cumulative total shareholder return on our common stock from October 14, 2013 (the date our common stock commenced trading on the NASDAQ Global Market) through December 31, 2013 outperformed the return of both the MSCI U.S. REIT Index and Russell 2000 Index over the same period.

        In addition, on February 18, 2014, we issued 21,979,821 shares of our common stock and distributed an aggregate of approximately $210 million of cash in connection with the payment of the Company's previously announced special dividend of $1.05 billion, or approximately $11.84 per share. On March 28, 2014, we paid our first quarterly dividend of $0.52 per share of common stock.

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        Starting in 2014, we began to execute on our announced strategy to acquire gaming properties in sale/leaseback arrangements and to offer innovative and unique financing solutions to the gaming industry. In January 2014, we acquired the real property assets of the Casino Queen in East St. Louis, Illinois and provided a five year term loan to Casino Queen to refinance its existing indebtedness. In addition to the Casino Queen transaction, we continued to see the development of two racing and gaming facilities in Ohio that, following completion, will be leased to an affiliate of Penn under the master lease.

        For a complete discussion of our financial performance in 2013, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 39 to 57 of our Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.

2014 Executive Compensation

        The executive compensation program for our named executive officers for 2013 was established by Penn's Compensation Committee. We were a subsidiary of Penn until November 1, 2013 and therefore had only two months of independent operations for the year ended December 31, 2013. Prior to the Spin-Off, our Board of Directors determined to continue the named executive officers' base salaries and incentive compensation program established by Penn for the final two months of 2013 rather than institute a new compensation program with limited opportunity to measure independent performance in 2013. Because the focus and organization of the Company as a real estate investment trust (REIT) is much different from the business conducted by Penn, our Compensation and Governance Committee decided to take a fresh look at our executive compensation program following the Spin-Off to ensure that the named executive officers are properly incentivized and that the performance metrics our operations as a REIT focused on the acquisition and ownership of gaming properties. In doing so, we recognize the importance of the unique skill set necessary to appropriately value properties with revenues primarily derived from gaming operations and the need to create a compensation program designed to attract and retain executives with the requisite gaming experience. Accordingly, we have adopted the following compensation philosophy that serves as the guide for all executive compensation decisions in order to help us achieve our objectives:

          The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.

        We believe that it is in the long-term best interests of the Company to provide a significant portion of each executive's compensation in the form of equity incentive based awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security. To balance these goals, we have structured our 2014 compensation program to include (a) guaranteed and performance based cash, and (b) time and performance based equity incentive awards.

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PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 19, 2014

This Proxy Statement is furnished to you in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. on June 19, 2014 (the "Annual Meeting"), and any postponements or adjournments of the meeting.

The Annual Meeting will be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania 19103 at 10:00 a.m. Eastern Time.

On or about May 2, 2014, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet.

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FREQUENTLY ASKED QUESTIONS

When and where will the meeting take place?

The Annual Meeting will be held on Thursday, June 19, 2014, at 10:00 a.m. Eastern Time, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania 19103.

Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the Securities and Exchange Commission (the "SEC"), the Company is furnishing to shareholders its notice of the Annual Meeting (the "Notice"), this Proxy Statement and the 2013 Annual Report primarily over the Internet. On or about May 2, 2014, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

What is the purpose of this meeting and these materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.

At the Annual Meeting, you will be asked to vote on the following matters:

  •
  a proposal to elect two (2) Class I directors to hold office until the 2017 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified (Proposal No. 1);

  •
  a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2);

  •
  an advisory (non-binding) vote to approve our executive compensation (Proposal No. 3);

  •
  an advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation (Proposal No. 4); and

  •
  any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

What are the voting recommendations of the board of directors on these matters?

The board of directors recommends that you vote your shares as follows:

  •
  FOR each of the board's two (2) nominees as Class I directors for the board of directors (Proposal No. 1).

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2).

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   7

  •
  FOR the approval, on an advisory basis, of our executive compensation (Proposal No. 3).

  •
  FOR a frequency of EVERY THREE YEARS for future advisory votes to approve executive compensation (Proposal No. 4).

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 16, 2014. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 112,167,033 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in "street name") rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in "street name," and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote and are also invited to attend the Annual Meeting. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy, executed in your favor, from the holder of record of such shares.

What options are available to me to vote my shares?

Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

  •
  If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability.

  •
  If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email.

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  •
  If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

  •
  If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

  •
  Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail.    If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting.    All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you may not vote your shares at the Annual Meeting unless you obtain a "legal proxy" from the bank, broker, or intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

What if I don't vote for some of the items listed on my proxy card or voting instruction card?

If you properly return your proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the election of directors, the advisory vote on executive compensation and the frequency of the advisory vote on executive compensation, no votes will be cast on your behalf.

If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be "broker non-votes" with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   9

purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a plurality of the votes cast or proposals that require a majority of the votes cast.

How is a quorum determined?

The presence, in person, by proxy or by means of electronic technology, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed

Proposal No. 1	– Election of Directors	Plurality of Votes Cast	No
Proposal No. 2	– Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Proposal No. 3	– Advisory Vote Related to Executive Compensation	Majority of Votes Cast	No
Proposal No. 4	– Advisory Vote on Frequency of Advisory Votes on Executive Compensation	Majority of Votes Cast	No

With respect to Proposal No. 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The two nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals Nos. 2 and 3, you may vote FOR, AGAINST or ABSTAIN.

With respect to Proposal No. 4, you may vote FOR EVERY YEAR, FOR EVERY TWO YEARS, FOR EVERY THREE YEARS, or ABSTAIN. If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

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Can I change my vote or revoke my proxy?

Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

  •
  submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

  •
  timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by Internet, telephone or mail will be counted); or

  •
  attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 4 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for those services, which would not be significant. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

What do I need to do if I intend to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date or their duly-appointed proxies. Please note that if you attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver's license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a "legal proxy" from the bank or brokerage firm that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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PROPOSAL 1
ELECTION OF DIRECTORS

        At our Annual Meeting, shareholders will elect two directors to hold office until our 2017 Annual Meeting of Shareholders. Nominees were recommended and approved for nomination by our Compensation and Governance Committee. The directors shall serve until their successors have been duly elected and qualified or until any such director's earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the two nominees recommended by our board of directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

        The following directors are being nominated for election to our board of directors: Joseph W. Marshall, III and E. Scott Urdang, each to serve for a term through the 2017 Annual Meeting of Shareholders. We did not pay a fee to any third party to identify or evaluate any potential nominees.

Required Vote

        Our bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as a director to serve until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement.

        As previously mentioned, brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proxy so that your votes may be counted on this important matter.

The board of directors recommends a vote FOR the election of each of the nominated directors.

        The following biographical information is furnished as to each nominee for election as a director and each of the current directors.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2017 Annual Meeting

        Joseph W. Marshall, III, age 61, has served as a member of our board of directors since October 2013. Mr. Marshall has also served as the Vice Chairman of the law firm Stevens & Lee, PC and Vice Chairman of Griffin Holdings, LLC since February 2010. In addition to a number of other boards, including the Cancer Treatment Centers of American-Eastern Regional Medical Center and First Bank of Delaware, Mr. Marshall served on the board of directors of SIGA Technologies, Inc. (NASDAQ) since 2009. From 2001 to 2008, Mr. Marshall served as the Chairman and CEO of Temple University Health System, one of the largest health care organizations in Pennsylvania. Mr. Marshall served as director of Health Partners, a provider-owned Medicaid/Medicare Health Maintenance Organization operating in Greater Philadelphia, from 2003 to 2008. Mr. Marshall also previously served on the Pennsylvania Gaming Control Board, Pennsylvania Ethics Commission and

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the Medicaid Commission created by Congress and established by the Honorable Michael O. Leavitt, Secretary of the U.S. Department of Health & Human Services. In addition, Mr. Marshall is a member of the Board of Trustees of Temple University and Salus University. Mr. Marshall was selected to be a member of our board of directors because of his extensive experience and knowledge of gaming regulation and his significant directorial and executive experience in both the private and public sectors.

        E. Scott Urdang, age 64, has served as a member of our board of directors since October 2013. Mr. Urdang, who retired in 2012, was the founder, CEO, and Chairman of Urdang Capital Management (now Center Square Capital Management, Inc.), a wholly-owned subsidiary of BNY Mellon. Center Square Capital Management is an investment management company that manages and participates in public, private, global, and US-only real estate investment strategies. Mr. Urdang founded the company in 1987 which at the time of his retirement had in excess of $5 billion under management. From 1984-1987, Mr. Urdang was a partner at Laventhol and Horwath, a national consulting and accounting firm, where he served as regional partner in charge of real estate consulting with national responsibility for its pension consulting practice. Mr. Urdang also has experience as a Vice-President of Finance of a large regional development company that was involved in residential subdivisions, office buildings, apartments and shopping centers. Mr. Urdang has 20 years of experience teaching both undergraduate and graduate courses in economics, corporate finance, and real estate finance and investment analysis at the Wharton School of the University of Pennsylvania. Mr. Urdang was selected to be a member of our board of directors because of his extensive experience, comprehensive knowledge and strong record of success in the real estate industry as an investor, developer, entrepreneur, and professor.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2015 Annual Meeting

        Wesley R. Edens, age 52, has served as a member of our board of directors since October 2013. Prior to serving as one of our directors, Mr. Edens served as a director of Penn National Gaming, Inc. ("Penn") from 2008 to 2013. Mr. Edens has been Co-Chairman of the board of Fortress Investment Group LLC ("Fortress"), since August 2009, and he has been a member of the board of Fortress since November 2006. Mr. Edens has been a member of the management committee of Fortress since co-founding the company in 1998. Mr. Edens is responsible for Fortress' private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of New Residential Investment Corp., Florida East Coast Railway Corp., New Media Investment Group, Inc., Mapeley Limited, Nationstar Mortgage Holdings, Inc. and Newcastle Investment Corp. and a director of Intrawest Resorts Holdings, Inc., Brookdale Senior Living, Inc., GAGFAH S.A., Springleaf Finance Corporation, Springleaf Holdings, Inc. and Springleaf Finance, Inc. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens also previously served on the boards of the following publicly traded company and registered investment companies: Gatehouse Media, Inc. from June 2005 to November 2013, Aircastle Limited from August 2006 to August 2012, Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Eurocastle Investment Limited from August 2003 to November 2011; Fortress Brookdale Investment Fund LLC, from August 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 2002 (deregistered with the SEC in March 2008); Fortress Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); RailAmerica, Inc. from November 2006 to October 2012; and RIC Coinvestment Fund LP, from May 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   13

managing director of Lehman Brothers. Mr. Edens brings to our board of directors significant experience as a chief executive officer and proven ability to manage multiple properties and businesses. He also has significant capital investment, financing and mergers and acquisitions experience and has a significant amount of experience with real estate investment trusts. As part of his role at Fortress, and as is common for principals of private equity sponsor companies, Mr. Edens serves as a director of certain public portfolio companies in which Fortress has an investment, including publicly traded real estate investment trusts. Mr. Edens' contribution to our board of directors is enhanced both by the valuable perspectives he obtains in connection with such other board service as well as by the substantial resources available to him to support his work as a director of these portfolio companies.

        David A. Handler, age 49, has served as a member of our board of directors since October 2013. Mr. Handler has also served as a director of Penn since 1994. In August 2008, Mr. Handler joined Centerview Partners, a boutique financial advisory and private equity firm, as a Partner. From April 2006 to August 2008, he was a managing director at UBS Investment Bank. Prior to becoming a managing director at UBS Investment Bank, he was a senior managing director at Bear Stearns & Co., Inc. Mr. Handler brings to our board of directors experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background is expected to be an invaluable asset to us, particularly in connection with evaluating potential acquisition and financing opportunities.

Member of the Board of Directors Continuing in Office for a Term Expiring at the 2016 Annual Meeting

        Peter M. Carlino, age 67, has been the chairman of our board of directors and our chief executive officer since our inception in February 2013. Mr. Carlino has served as the chairman of the board of directors of Penn since April 1994 and served as chief executive officer of Penn from 1994 until October 2013. Since 1976, Mr. Carlino has been President of Carlino Capital Management Corp. (formerly known as Carlino Financial Corporation), a holding company that owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning and monitoring the operations. Having served as the chairman of Penn's board of directors and chief executive officer since April 1994, Mr. Carlino brings to our board of directors extensive management experience, critical knowledge of our properties and knowledge and understanding of Penn and the gaming industry in general. Moreover, as the largest beneficial owner of our common stock following our spin-off from Penn, his interests are significantly aligned with our efforts to enhance long-term shareholder value.

        Our directors serve subject to the requirements of our charter and bylaws, which require that directors not be "unsuitable persons." Gaming laws require our directors to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. If one of our directors were to be determined to be an "unsuitable person" within the meaning of our charter, he or she would be subject to removal for cause by the remaining members of the board of directors or by shareholders with a vote of 75% of the votes cast at a shareholders meeting.

        There are no family relationships among any of our directors or executive officers.

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 Board Composition

        Our business and affairs are managed under the direction of our board of directors, which currently consists of five members. Our bylaws provide that our board of directors will consist of a number of directors to be fixed exclusively by resolution of the board of directors. Our board is currently set at five directors.

        Our charter provides for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

  •
  the Class I directors are Messrs. Marshall and Urdang, and their terms will expire at the Annual Meeting;

  •
  the Class II directors are Messrs. Edens and Handler, and their terms will expire at the annual meeting of shareholders to be held in 2015; and

  •
  the Class III director is Mr. Carlino, and his term will expire at the annual meeting of shareholders to be held in 2016.

        Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of shareholders in the year in which that term expires. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation, retirement, disqualification or removal. Newly created directorships resulting from any increase in the number of directors and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present. A director may be removed by the board of directors only with cause or by the shareholders only with cause and only by the vote of 75% of the shares entitled to vote. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors will make it more difficult for a third party to acquire control of our Board.

Director Independence

        Our board of directors observes all applicable criteria for independence established by The NASDAQ Stock Market LLC ("NASDAQ") and other governing laws and applicable regulations. No director will be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of our directors, other than Mr. Carlino, are independent as defined under the corporate governance rules of NASDAQ. Of these independent directors, our board has determined that each of (i) Messrs. Marshall, Handler and Urdang, who comprise our Audit and Compliance Committee, and (ii) Messrs. Edens and Handler, who comprise our Compensation and Governance Committee, satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ.

Board Leadership Structure and Board's Role in Risk Oversight

        Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the board of directors. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Compensation and Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be

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separate. Currently, our Chief Executive Officer also serves as the Chairman of the board. The board believes this is appropriate because of the Chairman's role in leading the Company and his proven track record of generating significant shareholder value for Penn over the years prior to the spin-off transaction. Moreover, the board believes that the Chairman's substantial beneficial ownership of the Company's equity has strongly aligned his interests with the interests of shareholders. Because we have selected to have Mr. Carlino serve in both the roles of Chairman and Chief Executive Officer, we have appointed Mr. Marshall to be our lead independent director. As lead independent director, Mr. Marshall is responsible for, among other tasks, the resolution of conflicts of interest that relate to our directors who also serve on the board of directors of Penn.

        Our board of directors plays an active role in the oversight of risks impacting our Company and the management team is charged with managing such risks. Our board of directors works closely with management to ensure that integrity and accountability are integrated into our operations. Our Compensation and Governance Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as risks associated with the independence of the board of directors. Our Audit and Compliance Committee oversees management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Meetings and Attendance

        During 2013, there was one meeting of the board of directors and one meeting of the Audit and Compliance Committee. Each of our directors, except Mr. Edens, attended the meeting of the board of directors and, as applicable, the Audit and Compliance Committee during 2013.

        Our board of directors generally expects its members to attend the annual meeting of shareholders and we believe that all of our directors will attend this year's Annual Meeting.

Committees of the Board of Directors

        Our board of directors has established the following committees: the Audit and Compliance Committee and the Compensation and Governance Committee. The composition of each such committee satisfies the independence requirements and current standards of the SEC and the rules of NASDAQ (as applicable). Current copies of the charters for each of these committees are available on our website, www.glpropinc.com, under the "About" section.

Audit and Compliance Committee

        The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter, which is available on our website, and includes the following:

  •
  to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

  •
  to prepare the Audit and Compliance Committee report required by the SEC in our annual proxy statements;

  •
  to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

  •
  to review and discuss with management and the independent registered public accounting firm our earnings press releases;

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  •
  to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

  •
  to review the qualifications, performance and independence of our independent registered public accounting firm;

  •
  to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

  •
  to review and approve related party transactions that would be required to be disclosed in our SEC reports.

        Our Audit and Compliance Committee is comprised of Joseph W. Marshall, III (chair), David A. Handler and E. Scott Urdang. Our board of directors has determined that all members of our Audit and Compliance Committee are independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of NASDAQ, that each member meets the heightened independence standards for service on the Audit and Compliance Committee and satisfies the financial literacy and other requirements for "audit committee" members under applicable NASDAQ rules and that Mr. Marshall is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Compensation and Governance Committee

        The duties and responsibilities of the Compensation and Governance Committee are set forth in its charter, which is available on our website, and which includes the following:

  •
  to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

  •
  to establish, review and consider employee compensation policies and procedures;

  •
  to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the Company and any executive officer of the Company;

  •
  to review and discuss with management the Company's compensation policies and practices and management's assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

  •
  to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans;

  •
  to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

  •
  to make recommendations to the board of directors regarding corporate governance matters and practices;

  •
  to recommend members for each committee of the board of directors; and

  •
  to recommend, in consultation with management, the compensation of directors.

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        Our Compensation and Governance Committee is comprised of David A. Handler (chair) and Wesley R. Edens. Our board of directors has determined that all members of our Compensation and Governance Committee are independent under the director independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of NASDAQ. The Compensation and Governance Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation and Governance Committee may deem appropriate in its sole discretion.

Compensation and Governance Committee Interlocks and Insider Participation

        No director who serves a member of our Compensation and Governance Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation and Governance Committee. Additional information concerning transactions between us and entities affiliated with members of the Compensation and Governance Committee is included in this Proxy Statement under the heading "Certain Relationships and Related Party Transactions."

Director Compensation

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2013, each outside director received a pro-rated amount of the annual cash fee of $50,000, plus the pro-rated amount of $10,000 for service on each of the Audit and Compliance Committee and the Compensation and Governance Committee, as applicable.

        The following table sets forth information on compensation of all our non-employee directors for 2013:

	Current Year Compensation			Equity Outstanding (3)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)	Stock Ticker	Stock Awards
Wesley R. Edens	13,388	-	$13,388	PENN	12,387
				GLPI	15,574
David A. Handler	15,618	-	$15,618	PENN	12,387
				GLPI	15,574
Joseph W. Marshall, III	13,388	-	$13,388
E. Scott Urdang	13,388	-	$13,388

(1)
Cash fees include annual director's retainer and, where applicable, committee fees.

(2)
No awards granted by the Company in 2013.

(3)
Includes phantom stock units outstanding as of December 31, 2013, earned by Mr. Edens and Mr. Handler as a Penn National Gaming, Inc. Board Member, prior to Spin-Off.

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 Communications with the Board of Directors

        The board feels it is important for shareholders and others to have a process to send communications to the board. Shareholders who wish to communicate with directors should do so by writing to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the board of directors or board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company's Audit and Compliance Committee.

Director Nomination Process

Minimum Qualifications of Directors

        The Compensation and Governance Committee of the board of directors is responsible for evaluating and recommending candidates for membership on our board, including director nominees suggested by, among others, other board members, management and shareholders. Our Compensation and Governance Committee may also retain professional search firms to identify candidates.

        The Compensation and Governance Committee seeks to identify, as candidates for director, persons with gaming and/or real estate industry knowledge, senior management experience, diversity of viewpoints, business acumen, strength of character, integrity and mature judgment. The Compensation and Governance Committee will also consider a candidate's background and skills, including financial literacy, independence, and the contribution he or she would make in light of the Company's business strategy; a candidate's ability to meet the suitability requirements of all relevant regulatory authorities; a candidate's ability to represent the interests of the shareholders; a candidate's ability to work constructively with the Company's management and other directors; and a candidate's availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties among other considerations set forth in the Company's Corporate Governance Guidelines, available on our website, www.glpropinc.com, under the "About" section.

Shareholder Nominations of Directors and Other Business

        Shareholders who (a) are not "unsuitable persons," as that term is defined in our charter, (b) have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation and (c) are entitled to vote at the annual meeting, may submit director nominations and proposals for other business for consideration by the board of directors and the Compensation and Governance Committee, as applicable, to be raised from the floor at our Annual Meeting, provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The requirements set forth in this section do not relate to shareholder proposals intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act.

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        With respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, all notices must include the following information as further outlined in our bylaws:

  •
  the name and address of such shareholder, as they appear on the Company's books, the telephone number of such shareholder, and the name, address and telephone number of such beneficial owner, if any;

  •
  a statement or SEC filing from the record holder of the shares, derivative instruments or other interests verifying the holdings of the beneficial owner and indicating the length of time the shares, derivative instruments or other interests have been held by such beneficial owner and any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, but not limited to, voting arrangements, rights to dividends or performance related fees associated with any securities held, material legal proceedings involving the Company, its directors, officers or affiliates, and any material interest in any material contract or agreement with the Company, its affiliates or any principal competitors;

  •
  a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting;

  •
  a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of the Company's next annual meeting of shareholders; and

  •
  a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by such shareholder and beneficial owner, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the board of directors to evaluate whether such shareholder or beneficial owner is an unsuitable person.

        Any notice pertaining to a shareholder recommendation for nomination for election or reelection as a director, must also include the following information:

  •
  all information relating to the recommended nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

  •
  a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes

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    of such rule and the recommended nominee were a director or executive officer of such registrant;

  •
  a description of all relationships between the proposed nominee and the recommending shareholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending shareholder and the beneficial owner, if any, and the recommended nominee regarding the nomination;

  •
  a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company;

  •
  a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by the recommended nominee, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the board of directors to evaluate whether such nominee is an Unsuitable Person; and

  •
  the written representation and agreement (in the form provided by the Secretary upon written request) of the recommended nominee that he or she (1) is not and will not become a party to voting commitment that has not been disclosed to the Company or that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law, (2) is not and will not become a party to any compensation arrangement with any person or entity in connection with service or action as a director that has not been disclosed, and (3) in such person's individual capacity, and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance and other policies and guidelines of the Company.

        Any notice as to any business other than a recommendation for nomination of a director or directors that the shareholder proposes to bring before the meeting, must also set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business, (2) a description of all contracts, arrangements, understandings and relationships between such shareholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such shareholder and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration).

Code of Business Conduct and Ethics

        Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Disclosure regarding any amendments to the code, or any waivers of its requirements, will be included in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of NASDAQ. A copy of our code of business conduct and ethics is available on our website, www.glpropinc.com, under the "About" section.

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 Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the size and composition of our board of directors, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board of directors and chief executive officer, meetings and roles of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, direct communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our Corporate Governance Guidelines, available on our website, www.glpropinc.com, under the "About" section.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation and Governance Committee is responsible for the Company's executive compensation program. The named executive officers covered by this report were compensated during the year ended December 31, 2013 primarily pursuant to programs and policies established by the Compensation Committee of Penn's Board of Directors prior to the spin-off of the Company from Penn effective on November 1, 2013. Consequently, in this Compensation Discussion and Analysis, we will provide an executive summary followed by a summary of the compensation awarded to the named executive officers by Penn for 2013 and an analysis of the compensation arrangements for our executive management team for 2014. For purposes of the following Compensation Discussion and Analysis, the terms "Committee" or "we" or "our" refer to the Compensation and Governance Committee of the Board.

Executive Summary

        On November 1, 2013, Penn distributed all of the outstanding shares of the Company's common stock to its shareholders and the Company began trading on the NASDAQ Global Market under the symbol "GLPI" completely independent from Penn (the "Spin-Off"). The Company owns the real estate and improvements associated with 19 of Penn's current facilities (including two development projects in Ohio) and leases the real property assets back to an affiliate of Penn pursuant to a master "triple-net" lease. The Spin-Off was the culmination of a three-year process designed to unlock significant value for Penn's shareholders by separating its real estate assets from its operating assets and enabling the Company to pursue transactions and diversify its business in a way that it could not achieve as a part of Penn. Penn's stock price increased 31% with the announcement of the spin transaction on November 15, 20121. Immediately prior to the Spin-Off, Penn's stock traded at $58.97, reflecting a 57% increase from the closing share price just before the announcement.

        Effective with the Spin-Off, three members of Penn's executive management team resigned from Penn and joined the Company: Peter M. Carlino, Chairman and Chief Executive Officer; William J. Clifford, Senior Vice President and Chief Financial Officer; and Steven T. Snyder, Senior Vice President, Corporate Development (each a "Named Executive Officer"). The Company's management team quickly began to execute on the Company's announced strategy to acquire gaming properties in sale/leaseback arrangements and to offer innovative and unique financing solutions to the gaming industry with the announcement of its agreement to acquire the real property assets of the Casino Queen in East St. Louis, Illinois.

        In addition to the Casino Queen transaction, the Company continued to pursue the development of two racing and gaming facilities in Ohio that will be leased to an affiliate of Penn under the master lease following completion. One facility is located on 119 acres that the Company owns in Dayton, Ohio and the other is on 193 acres the Company owns in Youngstown, Ohio. The Dayton facility will feature a new standardbred racetrack and up to 1,500 video lottery terminals, while the Youngstown facility will feature a new thoroughbred racetrack and up to 1,000 video lottery terminals. Both facilities will include various restaurants, bars and other amenities. The Company expects that Dayton and Youngtown will be completed in the fall of 2014.

        1  The closing share price of Penn's common stock on November 15, 2012 was $37.61 compared to the opening price of $49.32 on November 16, 2012.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   23

        For a complete discussion of the Company's financial performance in 2013, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 39 to 57 of the Company's Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.

2013 Compensation Structure

        The executive compensation program for the Named Executive Officers for 2013 was established by Penn's Compensation Committee. The Company was a subsidiary of Penn until November 1, 2013 and therefore had only two months of independent operations for the year ended December 31, 2013. Prior to the Spin-Off, the Company's Board of Directors determined to continue the Named Executive Officers' base salaries and incentive compensation program established by Penn for the final two months of 2013 rather than institute a new compensation program with limited opportunity to measure independent performance in 2013.

        Penn's Compensation Committee took the following actions with respect to the compensation of the Named Executive Officers in 2013:

  •
  Base Salary:  The base salaries of each of the Named Executive Officers were increased by 3% in 2013.

  •
  Equity Awards:  Peter M. Carlino received 106,138 shares of the Company's restricted stock (as adjusted for the Spin-Off, the Special Dividend (as defined below) and the share exchange described on page 46) and 30,038 shares of the Company's restricted stock pursuant to the achievement of certain targets in Penn's Total Shareholder Return plan described below (the "TSR Plan"); William J. Clifford received 30,000 shares of Penn restricted stock and 37,718 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend) and 14,537 shares of the Company's restricted stock pursuant to the TSR Plan; and Steven T. Snyder received 14,000 shares of Penn restricted stock and 17,602 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend) and 4,318 shares of the Company's restricted stock pursuant to the TSR Plan.

  •
  Cash Awards:  The Named Executive Officers received the following cash bonuses pursuant to the achievement of certain targets in Penn's internal annual incentive plan described below (the "Internal Plan"): Peter M. Carlino received $1,148,377; William J. Clifford received $555,779; and Steven T. Snyder received $165,050.

A complete description of each of these compensation programs is set forth in the section entitled "Overview of 2013 Compensation" beginning on page 29.

2014 Compensation Structure

        The focus and organization of the Company as a real estate investment trust (REIT) is much different from the business conducted by Penn. While Penn is a regional gaming operator, the Company is focused on acquiring, financing, and owning real estate property to be leased to gaming operators, such as Penn, in "triple net" lease arrangements. Consequently, the Committee decided to take a fresh look at the Company's executive compensation program following the Spin-Off to ensure that the Named Executive Officers are properly incentivized and that the performance metrics reflect the Company's operations as a REIT focused on the acquisition and ownership of gaming properties. In doing so, we recognize the importance of the unique skill set necessary to appropriately value properties with revenues primarily derived from gaming operations

 24    |    Notice of Annual Meeting of Shareholders and Proxy Statement

and the need to create a compensation program designed to attract and retain executives with the requisite gaming experience.

        In structuring the Company's executive compensation program, the Committee's primary objective is to align pay with performance while taking into consideration shareholder feedback, industry and general market trends in compensation practices, as well as the advice and recommendations of our independent compensation advisor. Planning for a new compensation structure in 2014, the Committee engaged FTI Consulting, Inc. to assist in the development of an executive compensation program tailored to the Company's business. The Committee believes that compensation program for the Company's executive officers in 2014 strikes the right balance between performance-based and fixed compensation to properly align the interests of management with shareholders without encouraging undue financial risks. The key elements include:

  •
  Base salary
  •
  Annual cash bonus based on performance
  •
  Annual restricted stock grant with time-based vesting
  •
  Annual restricted stock grant with cliff vesting based on performance

        The Committee's philosophy and objectives providing the basis for this compensation program, as well as a description of each of the foregoing elements, are described in more detail below.

Shareholder Outreach

        During the first quarter of 2014, the Company issued a special dividend of historical earnings and profits to its shareholders (the "Special Dividend"). The Company believes that the Special Dividend was the final requirement necessary for it to elect to be taxed as a REIT for the 2014 taxable year. On February 28, 2014, the Company was added to the MSCI US REIT Index, which we believe will result in more REIT-focused investors in our shareholder base. Following the filing of our Proxy Statement for the 2014 Annual Meeting of Shareholders, we plan to communicate with these new investors to discuss corporate governance and other policies that are important to them. In addition, members of the Company's senior management team participated at investor conferences throughout 2013, both before (as executives of Penn) and after the Spin-Off, and hosted analysts and institutional investors at its corporate headquarters. The Company's management team has continued these efforts in 2014 with meetings across the country and in its offices. These outreach efforts provide numerous forums for investors and prospective investors to discuss with management a wide variety of subjects important to them, including executive compensation.

2013 Shareholder Vote on Say on Pay

        The results of the shareholder advisory vote on executive compensation at Penn's 2013 Annual Meeting of Shareholders were supportive of its 2012 compensation programs with 97% of the voted shares approving.

Compensation Philosophy and Objectives

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent

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needed to grow and further its strategic interests. Specifically, the Company's compensation objectives are to:

  •
  Offer a competitive and balanced compensation program by taking into consideration the total compensation opportunity offered by other REITs and gaming companies in order to reflect the unique experience required of our management team.

  •
  Utilize a mix of fixed and performance-based compensation designed to closely align the interests of management with those of the Company's shareholders.

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

          The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.

        We believe that it is in the long-term best interests of the Company to provide a significant portion of each executive's compensation in the form of equity incentive based awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security. To balance these goals, we believe that the appropriate compensation program includes (a) fixed and performance based cash and (b) both time and performance based equity incentive awards. We focused on the appropriate balance of each of these components in developing our 2014 executive compensation program.

Key Compensation Practices

        The Committee, in consultation with our independent compensation advisor and management team, considered compensation practices identified as "best practices" by various market constituents, including certain of Penn's shareholders, prior to the Spin-Off. We incorporated into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Accordingly, we have incorporated many of these "best practices" into our compensation program in areas where we believe they benefit the Company and its shareholders, including:

  •
  no employment agreements or arrangements containing "single trigger" change in control provisions;
  •
  no employment agreements or arrangements containing tax gross-ups or other similar tax indemnification provisions;
  •
  compensation largely based on multiple performance metrics, including dividend yield, adjusted funds from operations, relative total shareholder return and acquisition activity;
  •
  compensation that includes a combination of variable and fixed incentive opportunities; and
  •
  established maximum bonus opportunities.

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        We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders without encouraging undue risks.

        We have also taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of our 2013 Long-Term Incentive Compensation Plan (the "Plan"), awards to employees are administered by the Committee and will generally include vesting schedules designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years before all of their awards may be settled. Further, the Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights.

Annual Review and Approval Process

Role of the Committee

        Our Committee will meet each year to review and approve the executive compensation packages for the Chief Executive Officer and each of the other executive officers for the coming year as well as to confirm and approve performance awards earned for the most recently completed year. In establishing compensation packages for the coming year, we will consider numerous factors and data, including:

  •
  the Company's performance relative to its REIT peers;
  •
  management's ability to grow adjusted funds from operations ("AFFO");
  •
  the dividend payout for the fiscal year;
  •
  management's ability to enter into definitive agreements for properties that will be accretive to the Company's AFFO and dividend;
  •
  the performance of the Company's TRS properties;
  •
  the individual performance of the individual executives and their total compensation relative to similarly situated executives;
  •
  a breakdown of the various components of each executive officer's compensation package;
  •
  perquisites and others benefits offered to each executive; and
  •
  the performance of previous compensation awards.

        The Committee will review this information with its compensation consultant and certain members of the executive management team to revise or confirm the compensation packages for each executive officer. We will attempt to ensure that base salaries and total compensation packages are appropriate to attract and retain executives with the gaming and real estate experience necessary to create long-term shareholder value. We will also alter performance measures and/or the mix of cash and long-term equity incentive awards as necessary.

Role of Management

        The Company's Chief Executive Officer and Chief Financial Officer work closely with the Committee to analyze relevant peer data and to determine the appropriate base salary, cash bonus and incentive award levels for each member of the executive management team. However, while the Committee values the judgment and input from the CEO and CFO, and considers their recommendations, the Committee ultimately retains sole discretion to approve the compensation packages for each Named Executive Officer.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   27

Role of Compensation Consultant

        We retained FTI Consulting, Inc. ("FTI"), an independent compensation consultant, to advise the Committee on compensation related matters. The Committee and members of the management team met with FTI shortly after the Spin-Off to begin the process of establishing an executive compensation program for the Company's executive officers for 2014. The Committee selected FTI because of their experience in assisting other REITs in determining the optimal type and balance of cash and incentive award components in a manner intended to align the interests of management and shareholders while being competitive. In addition to other tasks, FTI worked with management and the Committee to develop a peer group for use in structuring the Company's 2014 executive compensation program. A description of the process and rationale utilized for the selecting our peer group is described below.

        The Committee has determined that no conflict of interest exists between FTI and the Company (including the company's Board of Directors and the Company's management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Neither FTI nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during 2013.

        FTI reviews the current compensation of each executive officer on several levels, including (a) cash versus equity-based incentive awards; (b) fixed versus variable, (c) time-based vesting versus performance-based vesting and (d) short-term awards versus long-term awards. In addition, FTI provides the Committee with information regarding the compensation levels of executive officers in our selected peer group, as well as, current compensation "best practices" and trends in the REIT and gaming industries. Based on all of the available information and discussions with the Chief Executive Officer and Chief Financial Officer, FTI provides its recommendation to the Committee as to the appropriate compensation of each executive officer or confirms for the Committee that the suggested compensation packages are reasonable.

Peer Group

        In selecting the Company's peer group, FTI and the Company first worked to develop a set of criteria that they believed captured the key areas of the Company's business and the experience necessary for its executives. The criteria used to select the peer group were as follows:

  •
  REITs primarily invested in lodging/resort property assets.
  •
  Gaming companies comparable to the Company in terms of the knowledge and skills necessary by the executive team to effectively evaluate opportunities and to manage the TRS facilities (including companies from Penn's peer group).
  •
  Gaming companies with whom we compete for talent (including companies from Penn's peer group).
  •
  Similar sized specialty REITs requiring management to have a skill set not only in real estate but also advanced knowledge of the operations of its tenants.
  •
  Triple-net REITs that enter into long-term leases with operators similar to the Company's deal structure.

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Applying these criteria, FTI recommended, and the Committee approved, the following peer group for use in structuring the 2014 executive compensation program:

Alexandria Real Estate Equities, Inc.	National Retail Properties, Inc.
American Realty Capital Properties, Inc.	RLJ Lodging Trust
BioMed Realty Trust	SL Green Realty Corp.
Caesars Entertainment Corporation	Spirit Realty Capital, Inc.
Hersha Hospitality Trust	Starwood Hotels & Resorts Worldwide, Inc.
Hyatt Hotels Corporation	Tanger Factory Outlet Centers, Inc.
Marriott International, Inc.	Wynn Resorts, Limited
MGM Resorts International

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and are fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria with established maximum payouts. The other major component of our executive officers' compensation is long-term incentives through restricted stock, which we believe is important to help further align executives' interests with those of our shareholders. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 35 of this Proxy Statement, appropriately balance risk, payment for performance and align executive compensation with shareholders without encouraging unnecessary or excessive risk taking.

Overview of 2013 Compensation

        The Penn Compensation Committee instituted a compensation program for 2013 that was heavily weighted towards performance based compensation but utilized several different performance metrics to ensure that management was appropriately incentivized across a number of different business and economic environments. In 2013, the total potential compensation opportunity of the Company's Named Executive Officers consisted of approximately 73% of performance-based and/or "at risk" compensation and approximately 27% of fixed compensation (primarily in the form of base salary).

Base Salary

        In 2013, the Penn Compensation Committee approved increases in the base salaries of the Named Executive Officers of 3%.

Annual Incentive—Internal Measure

        For 2013, the Penn Compensation Committee established an internal measure for the annual incentive plan providing for the payment of incentive compensation based upon Penn's achievement of an adjusted EBITDA goal of $881.2 for the year. Conceptually, the term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain

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non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles ("GAAP"), Penn bases its adjusted EBITDA calculation on income from operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets and other non-recurring events, and inclusive of gain or loss from its joint ventures. In 2013, Penn achieved 92.7% of the adjusted EBITDA target of $876.7 million. The Penn Compensation Committee has the discretion under its 2008 Long Term Incentive Compensation Plan to adjust the EBITDA calculation for extraordinary or unforeseen events to reach a final EBITDA number in determining which, if any, internal EBITDA performance goals are achieved. This resulted in the executive officers earning 63.5% of the target payout under the internal measure of the annual incentive plan.

        The following table indicates the actual amount paid to each executive officer as a percentage of annual base salary for 2013 for the internal measure of the annual incentive:

Executive	Actual Bonus Percent	Actual Payment
Chairman, Chief Executive Officer and President	64%	1,148,377
Senior Vice President and Chief Financial Officer	48%	555,779
Senior Vice President of Corporate Development	32%	165,050

Annual Incentive—External Measure

        In 2013, the external measure for the annual incentive plan provided for payment of incentive compensation based on how Penn's total shareholder return compared to the total shareholder return of companies included in three different indices: (a) Penn's industry peer group; (b) the S&P Leisure Time Select Industries Index; and (c) the S&P 500. Penn refers to this external measure for the annual incentive compensation plan as the total shareholder return plan (the "TSR Plan"). Total shareholder return ("TSR") is an indicator of a company's overall performance and, as used in connection with the TSR Plan, means the total return measured by share price movements on an investment in the stock of a public company over a specified period, taking into account the reinvestment of dividends, if any.

        Under the TSR Plan, the payment of incentive bonuses was based on Penn's share performance over a one, three and five year period as compared against the TSR of the companies listed in each index. Accordingly, the TSR is measured against nine benchmarks: the median of the one, three and five year TSR for the Company's peer group and for the S&P Leisure Time Select Industries Index, and the one, three and five year TSR for the S&P 500. Penn's share performance is required to exceed the median or index, as applicable, for the applicable pro-rata portion of the external measure bonus to be paid.

        For 2013, Penn's Compensation Committee concluded that Penn's TSR, adjusted for the Spin-Off, exceeded the targets for three of the nine performance measures. For each target exceeded in 2013, the executive received an amount equal to the bonus per target noted below (expressed as a percentage of annual salary).

Executive	Bonus Per Target	Maximum Potential Bonus
Chairman, Chief Executive Officer and President	16.7%	150.0%
Senior Vice President and Chief Financial Officer	12.5%	112.5%
Senior Vice President of Corporate Development	8.3%	75.0%

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To achieve the desired retention and alignment goals, we concluded that the Company's Named Executive Officers should receive this bonus award in the form of the Company's restricted stock, rather than Penn restricted stock, and we issued restricted stock in the following amounts: Peter M. Carlino received 30,038 shares; William J. Clifford received 14,537 shares; and Steven T. Snyder received 4,318 shares.

2013 Equity Compensation

        In 2013, Penn awarded restricted stock to our Named Executive Officers as follows: Peter M. Carlino received 106,138 shares of the Company's restricted stock (as adjusted for the Spin-Off, the Special Dividend and the share exchange described on page 46); William J. Clifford received 30,000 shares of Penn restricted stock and 37,718 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend); and Steven T. Snyder received 14,000 shares of Penn restricted stock and 17,602 shares of the Company's restricted stock (as adjusted for the Spin-Off and the Special Dividend).

Overview of Compensation Program for 2014

Elements of Compensation

        In structuring the Company's executive compensation program, the Committee's primary objective is to align pay with performance while taking into consideration industry and general market trends in compensation practices as well as the advice and recommendations of our CEO, CFO and independent compensation advisor. The Committee instituted a compensation program for 2014 that is weighted towards performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and time-based vesting versus performance-based vesting of equity incentive awards is designed to ensure that management is, and remains, appropriately incentivized across a number of different business and economic environments. In addition, we have included both internal performance measures as well as external performance metrics to ensure that our executives are focused both on the Company's goals as well as its position in the market. In 2014, the total potential compensation opportunity of the Company's Named Executive Officers consists of approximately 75% of performance-based compensation and approximately 25% of fixed compensation. The key elements include:

  •
  base salary;
  •
  annual cash bonus based 90% on the Company's performance and 10% on individual performance;
  •
  annual restricted stock grant with cliff vesting at the end of a three year period measured by the Company's performance over such period; and
  •
  annual restricted stock grant with time-based vesting initially established as a percentage each executive's base salary.

The Committee believes that the compensation program for the Company's executive officers in 2014 strikes the right balance between performance-based and fixed compensation to properly align the interest of management with shareholders without encouraging undue financial risks. Each element of this compensation program is described below.

Base Salary

        The base salaries of our executive are designed to compensate them for services rendered during the fiscal year and consistent with our pay to performance philosophy, executives receive a

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   31

significant portion of their overall targeted compensation in a form other than a fixed base salary. Although the Company does not generally benchmark against any particular percentile of base salaries of comparable executives within the Company's peer group, we set salaries that are competitive in the gaming and REIT industries, recognizing that our Company seeks to attract and retain executives with experience in either or both of these industries. Base salaries are then further adjusted for certain qualitative factors, including: specific position duties and responsibilities, tenure with the Company, individual contribution and value to the Company and the overall reasonableness of an executive's pay package.

Annual Performance Cash Awards

        The Company's annual cash incentive bonus program is a performance-based measure designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe are most likely to increase shareholder value. The program will be based on the achievement of a number of specific Company performance criteria that we believe are critical for the achievement of the Company's annual strategic goals and business plan. For 2014, the annual cash bonus for each Named Executive Officer will be comprised of four components:

  •
  40% based on the Company's achievement of established AFFO per share targets.
  •
  20% based on the Company's achievement of established dividend targets.
  •
  30% based on the achievement of established additional AFFO targets resulting from acquisitions.
  •
  10% discretionary based on the qualitative factors indicated above.

        With respect to the AFFO and dividend components, a cash bonus can be earned at three different achievement levels: Threshold; Target; and Maximum. The achievement levels established by the Committee for 2014 are set forth below. The AFFO Growth and Dividend Growth threshold levels were established based on the levels projected by the Company at the time that its registration statement on Form S-11 became effective on October 9, 2013.

Component	Threshold	Target	Maximum
AFFO Growth	Fourth quarter AFFO per share of $0.59	Fourth quarter AFFO per share of $0.66	Fourth quarter AFFO per share of $0.73
Dividend Growth	Fourth quarter dividend per share of $0.45	Fourth quarter dividend per share of $0.52	Fourth quarter dividend per share of $0.58
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		$37 million of AFFO

        We set the ranges of bonuses payable pursuant to the cash bonus measure for each executive as a percentage of annual base salary, with a maximum of 50% payable at the Threshold Level, 100% payable at the Target Level and 200% payable at the Maximum Level. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Long-Term Performance Equity Awards

        While the annual cash bonus program is designed to incentivize the Company's management team to achieve specific near-term internal Company growth goals, the long-term performance

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equity award program is designed to focus management on the Company's long-term performance in relation to its peer group. We believe that a high degree of equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company's shareholders. We also believe that equity compensation will be a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.

        The Committee determined that this portion of the executive compensation program for 2014 will be awarded and paid in the form of restricted shares. Awards will have three-year cliff vesting with the amount of restricted shares vested at the end of the three-year period determined based on the Company's performance measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period will be based on the Company's three-year total shareholder return measured against the three-year return of the MSCI US REIT index. The long-term performance equity awards granted in 2014 will be measured over a period of three years and two months to include the first two months of operations in 2013.

        The number of shares awarded, and therefore the maximum bonus potential, for the measurement period for each Named Executive Officer are set forth below. Failure to achieve the minimum performance threshold will result in all shares being forfeited at the end of the measurement period.

Executive	Maximum Shares
Chairman, Chief Executive Officer and President	220,000
Senior Vice President and Chief Financial Officer	110,000
Senior Vice President of Corporate Development	70,000

We believe that this long-term performance-based equity incentive program compliments the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards.

Annual Equity Awards

        In addition to the long-term performance equity awards, we have established a time-based vesting award for 2014. Awards will vest a rate of 33 1/3% per year, generally subject to the executive's continued employment. The number of shares awarded to each Named Executive Officer is set forth below.

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President and Chief Financial Officer	27,500
Senior Vice President of Corporate Development	17,500

Other Compensation

The Committee has the discretion to pay dividend equivalent payments to employees holding Company options received as a result of the Spin-Off as described in the Company's Prospectus effective on October 9, 2013.

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Deferred Compensation

        The Company does not maintain any defined benefit pension programs for its executives. The Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. All amounts credited to an executive's account are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets. However, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 42 of this Proxy Statement.

Benefits and Perquisites

        We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company (50% of employee contributions, subject to applicable contribution limits). Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites, including in limited instances, use of the Company's private aircraft where individual circumstances merit. The description and value of such supplemental benefits and perquisites in 2013 can be found on page 37 of this Proxy Statement.

Employment Agreements

        In April 2014, the Company entered into an employment agreement with Steven T. Snyder in connection with his service as Senior Vice President, Corporate Development, effective until November 1, 2015, with optional renewal periods upon the execution of a written renewal for each additional term. The agreement provides for an annual base salary of $519,841.09 and the opportunity to participate in the Company's annual incentive compensation plan and receive equity compensation awards, as well as other benefits offered by the Company.

        The employment agreement also provides for certain payments if the Company elects to terminate the executive's employment without "cause" or Mr. Snyder resigns due to a reporting change or material salary decrease. Such termination payments are not available if Mr. Snyder resigns, other than due to a reporting change or material salary decrease, or if he is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and an agreement to comply with the specified restrictive covenants for the time period for which such payments are made. In addition, the agreement provides for certain payments upon a change in control if, within 12 months after the effective date of the change in control, Mr. Snyder's employment is terminated without "cause" or Mr. Snyder resigns for "good reason".

        The employment agreement also contains a comprehensive set of restrictive covenants including prohibitions on (i) competition with the Company anywhere in the United States,

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(ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information.

        No other Named Executive Officers, including Peter M. Carlino and William J. Clifford, currently have employment agreements with the Company.

Other Compensation Policies

        Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies generally restricting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

        Compensation Clawback Policy.    The Company and its executive officers are subject to the jurisdiction and oversight of several gaming and racing regulatory agencies. As such, the Company has a commitment to ensure that its executive officers adhere to the highest professional and personal standards. Accordingly, the Company takes the position that under current law misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation and, in light of the highly regulated nature of the Company's business, that the Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws.

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

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Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013, 2012 and 2011 by the Company's Chief Executive Officer, Chief Financial Officer and the other individual serving as an executive officer on December 31, 2013 (collectively, the "Named Executive Officers") and includes amounts earned while the executives were employed by the Company's predecessor entity, Penn National Gaming, Inc. (the "Predecessor Entity"):

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Peter M. Carlino	2013	1,806,442	4,684,400	-	1,148,377	338,522	7,977,741
Chairman and	2012	1,753,827	2,601,568	5,153,190	2,502,006	529,415	12,540,006
Chief Executive Officer	2011	1,702,745	2,332,228	4,966,050	2,556,981	420,330	11,978,334
William J. Clifford	2013	1,165,683	2,160,798	-	555,779	107,548	3,989,808
Senior Vice President	2012	1,131,731	1,259,082	2,576,595	1,210,894	276,076	6,454,378
and Chief Financial Officer	2011	1,087,398	1,128,727	2,483,025	1,237,500	166,747	6,103,397
Steven T. Snyder	2013	519,259	915,119	-	165,050	37,467	1,636,895
Senior Vice President	2012	504,134	373,939	1,202,411	359,599	61,199	2,501,282
of Corporate Development	2011	487,991	335,201	1,158,745	367,500	45,715	2,395,152

(1)
Amounts in 2013 reflect compensation from the Predecessor Entity prior to the Spin-Off for the period January 1, 2013 through October 31, 2013 and from the Company for the period November 1, 2013 through December 31, 2013.

(2)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for stock option awards, restricted stock awards, and phantom stock unit awards. Included in Stock Awards for the year 2013 are restricted stock awards granted on March 18, 2013, with exception of Mr.Carlino's awards which were granted on June 12, 2013, relating to the Company's annual equity grants. Also included in Stock Awards for the year 2013 are restricted stock awards for Executives granted on March 11, 2014, relating to the Company's payment of the external portion of the Predecessor Entity's annual incentive plan for 2013. Included in Stock Awards for years 2012 and 2011 are phantom stock unit awards granted on January 29, 2013, and February 6, 2012, respectively relating to the Company's payment of the external portion of the Predecessor Entity's annual incentive plan for years 2012 and 2011.

(3)
The amounts reflect cash payments, pursuant to the internal measure portion of the Predecessor Entity's annual incentive plan, which provided for the payment of incentive compensation upon the Predecessor Entity's achievement of pre-established adjusted EBITDA goals. Based on the Predecessor Entity's adjusted EBITDA performance for 2013, the executives received threshold plus 27% of the difference between threshold and target payout for the internal measure. Based on the Predecessor Entity's adjusted EBITDA performance for 2012, the executives received target plus 85% of the difference between target and the maximum payout for the internal measure. Based on the Predecessor Entity's adjusted EBITDA performance for 2011, the executives received the maximum payout for the internal measure. For more information on the Predecessor Entity's annual incentive plan, see the discussion beginning on page 29 of the "Compensation Discussion and Analysis" of this Proxy Statement.

(4)
See All Other Compensation Table below for more information.

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All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table and includes amounts earned while the executives were employed by the Predecessor Entity:

				Perquisites
Name	Year	Company Contributions to Deferred Compensation Plan ($) (1)	Company Contributions to 401(k) ($) (2)	Club Memberships ($)	Personal Use of Company Airplane ($) (3)	Total ($)
Peter M. Carlino	2013	127,632	8,750	3,402	198,738	338,522
	2012	303,330	5,000	3,340	217,745	529,415
	2011	209,262	4,900	3,279	202,889	420,330
William J. Clifford	2013	76,341	8,750	-	22,457	107,548
	2012	160,949	5,000	-	110,127	276,076
	2011	97,813	4,900	-	64,034	166,747
Steven T. Snyder	2013	31,326	6,141	-	-	37,467
	2012	56,199	5,000	-	-	61,199
	2011	40,815	4,900	-	-	45,715

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircrafts are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   37

2013 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards relating to 2013. In connection with the Spin-Off, holders of outstanding Penn restricted stock and phantom stock units ("PSUs") became entitled to an additional share of restricted stock or PSU with respect to GLPI common stock for each share of Penn restricted stock or PSU held, which is reflected on the following table.

Name	Stock Ticker	Grant Date	Grant Board Approval Date	All Other Stock Awards: Number of Securities Underlying Stock Awards (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Peter M. Carlino - Awards (3) (5)	GLPI	6/12/2013	6/12/2013	106,138	3,548,363
Peter M. Carlino - External Measure (4)	GLPI	3/11/2014	3/11/2014	30,038	1,136,037
William J. Clifford - Awards (3)	PENN	3/18/2013	3/18/2013	30,000	375,571
	GLPI	3/18/2013	3/18/2013	37,718	1,235,438
William J. Clifford - External Measure (4)	GLPI	3/11/2014	3/11/2014	14,537	549,789
Steven T. Snyder - Awards (3)	PENN	3/18/2013	3/18/2013	14,000	175,266
	GLPI	3/18/2013	3/18/2013	17,602	576,546
Steven T. Snyder - External Measure (4)	GLPI	3/11/2014	3/11/2014	4,318	163,307

(1)
GLPI awards are restated to include the Gaming and Leisure Properties, Inc. Earnings & Profits purge that occurred in January 2014. Executives received 1.257259159 awards for every one award of GLPI they had outstanding as of the January 13, 2014 record date.

(2)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. Additional information regarding the calculation of the grant date fair value is included in footnote 3 to the Company's audited financial statements beginning on page 65 of the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
Awards represent restricted stock awards granted to the Named Executive Officers as part of their annual compensation. All grants have vesting over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

(4)
These amounts reflect restricted stock awards relating to 2013 performance pursuant to the external measure portion of the Predecessor Entity's annual incentive plan, which provides for the payment of incentive compensation upon the Company's share performance over a 1-year, 3-year and 5-year period as compared against the total shareholder return of the companies listed in three indices for a total of nine performance targets. One-ninth of the maximum bonus will be paid for the achievement of each target. Executives received three-ninths of the Maximum Target as a payout for 2013. The units vest over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately. See the discussion beginning on page 30 of the "Compensation Discussion and Analysis" of this Proxy Statement.

(5)
As part of the Spin-Off, Mr. Carlino exchanged awards to acquire Penn common stock for awards to acquire GLPI common stock; therefore there are no PENN grants reported for Mr. Carlino.

 38    |    Notice of Annual Meeting of Shareholders and Proxy Statement

Outstanding 2013 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2013:

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options:
Name	Stock Ticker	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date		Stock Ticker	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($) (4)
Peter M. Carlino	PENN	42,061	-	2.83	01/29/14	&zwsp;	PENN	10/20/10	&zwsp; (3)	22,367	320,519
	PENN	157,393	-	6.81	01/06/15	&zwsp;	PENN	02/06/12	&zwsp; (3)	42,435	608,094
	PENN	84,123	-	7.72	01/12/16	&zwsp;	PENN	01/29/13	&zwsp; (3)	53,807	771,054
	PENN	84,123	-	9.70	01/02/17	&zwsp;	GLPI	10/20/10	&zwsp; (3)	28,121	1,081,252
	PENN	84,123	-	6.96	07/08/18	&zwsp;	GLPI	04/15/11	&zwsp; (2)	53,856	2,070,763
	PENN	84,123	-	4.98	01/02/16	&zwsp;	GLPI	02/06/12	&zwsp; (3)	53,352	2,051,384
	PENN	63,092	21,031	6.34	01/02/17	&zwsp;	GLPI	01/29/13	&zwsp; (3)	67,649	2,601,104
	PENN	42,061	42,062	8.19	01/03/18	&zwsp;	GLPI	06/12/13	&zwsp; (2)	106,138	4,081,006
	PENN	21,030	63,093	8.88	01/03/19	&zwsp;
	GLPI	241,596	-	7.05	01/29/14	&zwsp;
	GLPI	904,056	-	16.96	01/06/15	&zwsp;
	GLPI	483,194	-	19.22	01/12/16	&zwsp;
	GLPI	483,194	-	24.15	01/02/17	&zwsp;
	GLPI	483,194	-	17.34	07/08/18	&zwsp;
	GLPI	483,194	-	12.41	01/02/16	&zwsp;
	GLPI	362,395	120,799	15.78	01/02/17	&zwsp;
	GLPI	241,597	241,597	20.40	01/03/18	&zwsp;
	GLPI	120,798	362,396	22.09	01/03/19	&zwsp;
William J. Clifford	PENN	300,000	-	6.81	01/06/15		PENN	10/20/10	(3)	7,829	112,190
	PENN	100,000	-	7.72	01/12/16		PENN	04/15/11	(2)	10,652	152,643
	PENN	100,000	-	9.70	01/02/17		PENN	02/06/12	(3)	20,537	294,295
	PENN	150,000	-	6.96	07/08/18		PENN	01/29/13	(3)	26,041	373,168
	PENN	150,000	-	4.98	01/02/16		PENN	03/18/13	(2)	30,000	429,900
	PENN	112,500	37,500	6.34	01/02/17		GLPI	10/20/10	(3)	9,843	378,463
	PENN	75,000	75,000	8.19	01/03/18		GLPI	04/15/11	(2)	13,392	514,922
	PENN	37,500	112,500	8.88	01/03/19		GLPI	02/06/12	(3)	25,821	992,817
	GLPI	396,465	-	16.96	01/06/15		GLPI	01/29/13	(3)	32,740	1,258,853
	GLPI	132,155	-	19.22	01/12/16		GLPI	03/18/13	(2)	37,718	1,450,257
	GLPI	132,155	-	24.15	01/02/17
	GLPI	198,232	-	17.34	07/08/18
	GLPI	198,233	-	12.41	01/02/16
	GLPI	148,674	49,559	15.78	01/02/17
	GLPI	99,116	99,117	20.40	01/03/18
	GLPI	49,558	148,675	22.09	01/03/19
Steven T. Snyder	PENN	66,981	-	7.72	01/12/16	&zwsp;	PENN	10/20/10	&zwsp; (3)	2,958	42,388
	PENN	67,598	-	9.70	01/02/17	&zwsp;	PENN	04/15/11	&zwsp; (2)	4,025	57,678
	PENN	66,653	-	6.96	07/08/18	&zwsp;	PENN	02/06/12	&zwsp; (3)	6,099	87,399
	PENN	15,000	-	4.98	01/02/16	&zwsp;	PENN	01/29/13	&zwsp; (3)	7,734	110,828
	PENN	52,500	17,500	6.34	01/02/17	&zwsp;	PENN	03/18/13	&zwsp; (2)	14,000	200,620
	PENN	35,000	35,000	8.19	01/03/18	&zwsp;	GLPI	10/20/10	&zwsp; (3)	3,719	142,996
	PENN	17,500	52,500	8.88	01/03/19	&zwsp;	GLPI	04/15/11	&zwsp; (2)	5,060	194,557
	GLPI	61,555	-	16.96	01/06/15	&zwsp;	GLPI	02/06/12	&zwsp; (3)	7,668	294,835
	GLPI	88,519	-	19.22	01/12/16	&zwsp;	GLPI	01/29/13	&zwsp; (3)	9,724	373,888
	GLPI	89,334	-	24.15	01/02/17	&zwsp;	GLPI	03/18/13	&zwsp; (2)	17,602	676,797
	GLPI	88,085	-	17.34	07/08/18	&zwsp;
	GLPI	46,255	-	12.41	01/02/16	&zwsp;
	GLPI	69,381	23,128	15.78	01/02/17	&zwsp;
	GLPI	46,254	46,255	20.40	01/03/18	&zwsp;
	GLPI	23,127	69,382	22.09	01/03/19	&zwsp;

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   39

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted April 15, 2011, lapse 100% on the third year anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013, lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. Awards granted October 20, 2010, are scheduled to vest as follows: 2/9 of the aggregate award to the executive on each of the first, second and third anniversaries of the date of grant and the remaining 1/6 of the aggregate award to the executive on each of the fourth and fifth anniversaries of the date of grant and awards granted February 6, 2012 and January 29, 2013, are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 31, 2013 ($14.33 for PENN and $38.45 for GLPI), which was the last trading day of 2013.

 40    |    Notice of Annual Meeting of Shareholders and Proxy Statement

2013 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested, and phantom stock unit awards vested during fiscal 2013:

			Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Stock Ticker		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Carlino	PENN		-	-	10,246	523,571	29,057	1,597,339
William J. Clifford	PENN		-	-	3,586	183,245	12,065	657,894
Steven T. Snyder	PENN		20,000	591,200	1,355	69,241	4,005	219,706
	PENN	&zwsp; (1)	66,578	543,248

(1)
This exercise by Mr. Snyder occurred post Spin-Off, all other exercises and vesting occurred pre Spin-Off.

Potential Payments Upon Termination or Change-in-Control

The Company did not have employment agreements or a severance policy in place at December 31, 2013. The Named Executive Officers are entitled to accelerated vesting of equity-based incentive awards under the 2013 Long Term Incentive Compensation Plan (the "Plan") upon a change-in-control and, under certain circumstances, in the event of termination. With respect to options and SARs, unvested awards will accelerate in the event of termination as a result of death or disability. With respect to restricted stock and PSUs, restrictions on awards will immediately lapse in the event of termination as a result of death or disability. Upon termination for Cause (as defined in the Plan), all vested and unvested awards will be forfeited. For a detailed description of the outstanding awards held by each Named Executive Officer at December 31, 2013, please see page 39.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   41

2013 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Peter M. Carlino	255,266	127,632	1,443,415	(5,053)	7,347,594
William J. Clifford	152,683	76,341	154,412	(108,118)	2,636,162
Steven T. Snyder	62,651	31,326	269,744	(78,085)	1,291,804

(1)
For each Named Executive Officer, the Executive's contribution is included in the Named Executive Officer's salary and/or non-equity executive compensation for 2013, as reported in the Summary Compensation Table.

(2)
For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2013, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2013. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)
The amount of each Named Executive Officer's aggregate balance at fiscal year-end that was reported as compensation in the Company's Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)
Peter M. Carlino	5,526,334
William J. Clifford	2,360,844
Steven T. Snyder	1,006,168

        Gaming and Leisure Properties, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the Plan (the "Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred

 42    |    Notice of Annual Meeting of Shareholders and Proxy Statement

Compensation Plan. The Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years.

        For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

        Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Committee. Participants may change their investment elections at any time.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   43

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

        We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation and Governance Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

                      Compensation and Governance
                      Committee

                      David A. Handler, Chair
                      Wesley R. Edens

The foregoing report of the Compensation and Governance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

 44    |    Notice of Annual Meeting of Shareholders and Proxy Statement

AUDIT AND COMPLIANCE COMMITTEE REPORT

        The Audit and Compliance Committee of the board of directors assists the board of directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit and Compliance Committee's charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

        In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2013 with management and with our independent registered public accounting firm. In addition, the Audit and Compliance Committee discussed with our independent registered public accounting firm the matters required to be discussed by the PCAOB Accounting Standard No. 16, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm's communications with the Audit and Compliance Committee concerning independence and has discussed with our independent registered public accounting firm that firm's independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

        Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit and Compliance Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

                      Audit and Compliance Committee
                      Joseph W. Marshall, III, Chair
                      David A. Handler
                      E. Scott Urdang

        The foregoing report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   45

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Certain Shareholders in Connection with our Spin-Off from Penn

  Peter M. Carlino

        On October 30, 2013, we entered into an Exchange Agreement (the "Exchange Agreement") with Penn, Mr. Carlino, and the Commonwealth Trust Company, Trustee of the PMC Delaware Dynasty Trust dated September 25, 2013, a trust for the benefit of Mr. Carlino's children (the "Trust Stockholder"). Pursuant to the Exchange Agreement, Mr. Carlino and the Trust Stockholder exchanged each share of Penn common stock held by them for 0.407 shares of our common stock on October 31, 2013, the business day prior to the date that shares of our common stock were distributed to Penn's shareholders in the spin-off. Mr. Carlino and the Trust Stockholder retained the right to receive shares of our common stock in respect of such Penn common stock in the spin-off. Additionally, pursuant to the Exchange Agreement, Mr. Carlino exchanged certain options to acquire Penn common stock for options to acquire our common stock having the same aggregate intrinsic value. The purpose of the transactions contemplated by the Exchange Agreement was to ensure that each member of the Carlino family beneficially owns 9.9% or less of the outstanding shares of Penn common stock for certain federal tax purposes following the spin-off, so that we can qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes. Mr. Carlino exchanged the minimum number of options to acquire Penn common stock necessary to ensure such beneficial ownership of 9.9% or less. Pursuant to the Exchange Agreement, Mr. Carlino and the Trust Stockholder are also subject to certain limitations on the acquisition and transfer of Penn common stock and our common stock that are intended to preserve the tax-free nature of the spin-off and ensure that we can qualify, and continue to qualify, to be taxed as a REIT for U.S. federal income tax purposes.

  Fortress

        On November 1, 2013, we entered into an investor rights agreement (the "Investor Rights Agreement") with FIF V PFD LLC ("FIF V"), an affiliate of Fortress, pursuant to an Exchange Agreement, dated January 16, 2013, between FIF V and Penn. The Investor Rights Agreement grants Fortress four demand registrations and unlimited piggyback registration during the term of the Investor Rights Agreement until the earlier of (i) such time as all our common stock distributed to Fortress in our spin-off from Penn, and any additional securities issued with respect thereto (the "Registrable Securities"), have been sold and (ii) such time as Fortress beneficially owns less than 2.5% of our common stock on a fully-diluted basis. We also agreed to use reasonable efforts to file a short-form registration statement for the registration and sale of the Registrable Securities with the SEC within 60 days of the date we become eligible to use a short-form registration statement, and to keep the shelf registration statement continuously effective under the Securities Act for so long as Fortress has registration rights. In addition, the Investor Rights Agreement grants Fortress certain information rights and prohibits us from taking actions to increase Fortress's beneficial ownership of the outstanding shares of our common stock above 9.9%.

Employment Agreements and Arrangements

        We currently do not have employment agreements or arrangements with any of our executives, except Mr. Snyder as described on page 34 of this Proxy Statement. However, we may enter into employment agreements or arrangements with certain of our executive officers in the future. If we elect to do so, we anticipate that they will provide for salary, bonuses and other benefits, including severance benefits upon termination of employment as well as equity awards, among other matters.

 46    |    Notice of Annual Meeting of Shareholders and Proxy Statement

In our Spin-Off from Penn, our executive officers and directors received options, shares of restricted stock or PSUs pursuant the Plan (as defined herein).

Indemnification of Directors and Officers

        Our charter and bylaws contain indemnification provisions for the benefit of our directors and executive officers.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Audit and Compliance Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of the Audit and Compliance Committee's review, related party transactions are transactions, arrangements or relationships that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, including those where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. Our code of business conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the chief compliance officer. The chief compliance officer may consult with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit and Compliance Committee.

        For transactions determined to require Audit and Compliance Committee review, the chief compliance officer collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit and Compliance Committee. An Audit and Compliance Committee member will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit and Compliance Committee will only approve related party transactions that are in, or are not inconsistent with, the best interests of the Company based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Conflict of Interest Policies

        As described above, our code of business conduct seeks to identify and mitigate conflicts of interest between our directors, officers and employees, including our chief executive officer, chief financial officer and other senior officers, on the one hand, and us on the other hand, in accordance with applicable rules and regulations of the SEC and NASDAQ. Our code of business conduct is available on our website. Waivers of our code of business conduct will be required to be disclosed in accordance with NASDAQ and SEC requirements. In addition, we adopted corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our shareholders. Peter M. Carlino serves as chairman of Penn and as our chairman and chief executive officer. In addition, David A. Handler, one of our directors, continues to serve as a director at Penn. We adopted governance guidelines that require Peter M. Carlino and David A. Handler to report any matter that may create, or may create the appearance of, a conflict of interest to Joseph W. Marshall, III, our lead independent director, for evaluation and appropriate resolution. Our board of directors may, in the future, also form committees of independent directors to discuss and act upon matters involving both us and Penn. No other person will be a director, executive officer or other employee of both us and Penn.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   47

RELATIONSHIP BETWEEN GLPI AND PENN AND THEIR RESPECTIVE SUBSIDIARIES POST-SPIN

        On November 1, 2013, in connection with the Spin-Off from Penn to govern our ongoing relationship with Penn, we or our subsidiaries, as applicable, entered into: (i) the Separation and Distribution Agreement, (ii) a master lease agreement (the "Master Lease") pursuant to which GLP Capital, L.P., as landlord, will lease to Penn Tenant, LLC, a subsidiary of Penn, as tenant, our assets relating to the business of Penn (excluding the properties operated by our taxable REIT subsidiary), (iii) an agreement relating to tax matters (the "Tax Matters Agreement"), (iv) an agreement setting forth certain services that Penn is providing to us on a transitional basis (the "Transition Services Agreement") and (v) an agreement relating to employee matters (the "Employee Matters Agreement").

        The aforementioned agreements that we entered into with Penn in connection with the Spin-Off were negotiated in the context of our separation from Penn while we were still a wholly-owned subsidiary. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of Penn. However, our board of directors, composed of a majority of independent directors, subsequently reviewed and ratified these transactions in advance of the Spin-Off.

  The Separation and Distribution Agreement

        The Separation and Distribution Agreement sets forth, among other things, our agreements with Penn regarding the principal transactions necessary to separate us from Penn. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to us as part of the separation of Penn into two companies, and it provides for when and how these transfers, assumptions and assignments occur.

  The Master Lease

        Penn Tenant, LLC, a subsidiary of Penn, entered into the Master Lease with GLP Capital, L.P., our subsidiary through which we own substantially all of our assets, pursuant to which Penn Tenant, LLC leases 19 facilities that are owned by GLP Capital, L.P. The obligations of Penn Tenant, LLC under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that will occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will generally cause a default with regard to the entire portfolio.

  The Tax Matters Agreement

        The Tax Matters Agreement governs our and Penn's respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

        In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the Spin-Off and certain related transactions. The Tax Matters Agreement provides special rules allocating tax liabilities in the event the Spin-Off, together with certain related transactions, was not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Penn that

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arise from the failure of the Spin-Off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events, or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

        The Tax Matters Agreement also sets forth our and Penn's obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

  The Employee Matters Agreement

        The Employee Matters Agreement governs our and Penn's respective compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for the treatment of outstanding Penn equity awards in connection with the Spin-Off. In addition, the Employee Matters Agreement sets forth the general principles relating to employee matters, including with respect to the assignment of employees and the transfer of employees from Penn to us, the assumption and retention of liabilities and related assets, workers' compensation, labor relations, the provision of benefits following our spin-off from Penn, employee service credit, the sharing of employee information and related matters.

  The Transition Services Agreement

        Penn has agreed to provide us with administrative and support services on a transitional basis pursuant to the Transition Services Agreement, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services (the "Transition Services") for a period of up to two years. We expect that the fees charged to us for Transition Services furnished pursuant to the Transition Services Agreement will approximate the actual cost incurred by Penn in providing the Transition Services to us for the relevant period.

        The Transition Services Agreement provides that we have the right to terminate a Transition Service after an agreed notice period, generally thirty days. The Transition Services Agreement also contains provisions whereby we will generally agree to indemnify Penn for all claims, losses, damages, liabilities and other costs incurred by Penn to a third party which arise in connection with the provision of a Transition Service, other than those costs resulting from Penn's gross negligence, willful misconduct or bad faith.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table contains information about the beneficial ownership of our common stock as of March 19, 2014 by:

  •
  each person, or group of persons, who beneficially owns more than 5% of our capital stock;

  •
  each executive officer named in the summary compensation table;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 19, 2014 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Our calculation of the percentage of beneficial ownership is based on 112,102,306 shares of common stock outstanding on March 19, 2014.

        Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Gaming and Leisure Properties, Inc., 825 Berkshire Blvd., Suite 400, Wyomissing, Pennsylvania 19610.

	GLPI Common Stock
Name and Address of Beneficial Owner	Shares	%
Peter M. Carlino (1) (2)	15,287,541	13.176%
Richard J. Carlino (1)	8,488,335	7.572%
David E. Carlino (1)	8,532,010	7.611%
Harold Cramer (1)	8,522,959	7.603%
Carlino Family Trust (1)	7,978,602	7.117%
Wesley R. Edens (3)	10,526,168	9.39%
David A. Handler	238,380	*%
E. Scott Urdang	2,390	*%
Joseph W. Marshall, III	-	*%
William J. Clifford (4)	1,590,467	1.401%
Steven T. Snyder (5)	715,704	*%
All executive officers and directors as a group (8 persons)	27,803,334	23.673%
5% Shareholders Not Listed Above
Fortress Investment Group LLC (3)(6)	10,526,168	9.39%
BAMCO, Inc. (7)	8,158,620	7.278%

*
Less than 1%

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Notes to Security Ownership of Principal Shareholders and Management Table

(1)
7,978,602 shares of our common stock are owned by an irrevocable trust, which we refer to as the Carlino Family Trust, among Peter D. Carlino (who passed away in November 2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 436,700 shares are owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and his children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for the Carlino Family Trust and for the Residuary Trust.

(2)
The number of shares in the table includes: (a) 8,415,302 shares owned by various trusts, including the Carlino Family Trust and the Residuary Trust, as to which Peter M. Carlino has sole voting power for the election directors and certain other matters and shared investment power and shared voting power with respect to certain matters; and (b) 2,784,724 shares jointly-owned with his wife Marshia W. Carlino; (c) 163,497 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted; and (d) 3,924,018 shares of our common stock subject to options that are exercisable within 60 days of March 19, 2014.

(3)
Includes 25,343 shares owned by Mr. Edens and 10,500,825 shares that Mr. Edens may be deemed to beneficially own due to his indirect ownership interest in FIG LLC, an affiliate of Fortress Investment Group LLC. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

(4)
Includes 56,218 shares of restricted stock under which Mr. Clifford has voting rights but his disposition rights are currently restricted and 1,403,263 shares of our common stock subject to options that are exercisable within 60 days of March 19, 2014.

(5)
Includes 22,580 shares of restricted stock under which Mr. Snyder has voting rights but his disposition rights are currently restricted and 581,892 shares of our common stock subject to options that are exercisable within 60 days of March 19, 2014.

(6)
The address of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(7)
According to its 13G filed with the SEC on February 14, 2014, consists of shares beneficially owned as of December 31, 2012 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

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EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table (as of April 16, 2014)

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted - average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	10,338,453	24.34	5,147,059
Equity compensation plans not approved by shareholders	-	-	-

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of the our common stock and any other equity securities of the Company with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers, directors, and greater than 10% shareholders, we believe that during 2013, all officers, directors, and greater than 10% shareholders subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, with the exception of one instance in which Penn filed a Form 4 late.

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PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit and Compliance Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014 and the shareholders are asked to ratify this selection. Ernst & Young has served as the Company's independent registered public accounting firm since its inception in 2013. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit and Compliance Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in relation to 2013 is as follows:

Fee Information

        The following table sets forth aggregate fees billed to us for services by Ernst & Young LLP, the Company's independent registered public accounting firm, for 2013.

Fiscal 2013
Audit Fees (1)	$954,496
Audit-Related Fees	-
Tax Fees	-

Total Fees	$954,496

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and additional services performed in connection with the Spin-Off.

Audit and Compliance Committee Pre-Approval Policies and Procedures

        Under our Audit and Compliance Committee's charter, the Audit and Compliance Committee must pre-approve all audit and other permissible non-audit services proposed to be performed by our independent registered public accounting firm. The Audit and Compliance Committee is also responsible for approving, in advance, all requests by management for permissible non-audit services to be provided to us by the independent registered public accounting firm. If the Audit and Compliance Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting.

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  Required Vote

        The affirmative vote of a majority of votes cast is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Our board of directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

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PROPOSAL 3
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC's rules.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our long-term best interests. We also seek to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. At the core of our executive compensation program is our "pay for performance" philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles.

        We urge you to read the "Compensation Discussion and Analysis" section and compensation tables and narrative discussion in this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

        We are asking our shareholders to indicate their support for our Named Executive Officers' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Governance Committee or our board of directors. Our board of directors and our Compensation and Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation and Governance Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors unanimously recommends a vote FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion that accompanies the compensation tables.

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   55

PROPOSAL 4
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY
OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

        As discussed in Proposal 3, the board of directors values the input of shareholders regarding the Company's executive compensation practices. As contemplated by the Dodd-Frank Act, shareholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 3, will occur. Shareholders can advise the board of directors on whether such votes should occur every year, every two years, or every three years or may abstain from voting.

        After careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company. Our compensation program incentivizes long-term performance and many components of our program are tied to three-year performance metrics. In addition, we have only a limited operating history, so we are not yet able to determine whether our compensation strategies are effective. Accordingly, we believe that only a three-year voting frequency will provide shareholders sufficient time to evaluate the effectiveness of our compensation strategies and our related performance.

        This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the board of directors' recommendation. Although non-binding, the board of directors and the Compensation and Governance Committee will carefully review the voting results. Notwithstanding the board of directors' recommendation and the outcome of the shareholder vote, the board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The board of directors unanimously recommends a vote for the option of once every three years as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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OTHER MATTERS

        Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

        Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2015 Annual Meeting of Shareholders must be received by us no later than December 31, 2014 and must comply with the requirements of the proxy rules promulgated by the SEC.

        In accordance with our bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2015 Annual Meeting of Shareholders, other than a shareholder proposal intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder's notice must be hand-delivered or mailed by certified or registered mail, return receipt requested, to our principal executive offices, together with all supporting documentation required by our bylaws, not prior to January 20, 2015 nor later than February 19, 2015. Shareholder proposals should be addressed to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Secretary.

ANNUAL REPORT TO SHAREHOLDERS

        Our 2013 Annual Report has been posted, and is available without charge, on our corporate website at www.glpropinc.com. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2013 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2013 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2013 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Gaming and Leisure Properties, Inc., 825 Berkshire Boulevard, Suite 400, Wyomissing, PA 19610, Attention: Secretary.

 DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        We have adopted a procedure, approved by the SEC, called "householding." Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2013 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

        If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2013 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us by telephone at 610.401.2900 or in writing at 825 Berkshire Boulevard, Suite 400, Wyomissing, Pennsylvania 19610, Attention: Secretary. If you participate in householding and wish to receive a separate copy

 Notice of Annual Meeting of Shareholders and Proxy Statement   |   57

of this Proxy Statement and the 2013 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us as indicated above.

        If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2013 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company's common stock sharing an address.

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X Please mark your votes like this PROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Signature Signature Date , 2014. PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE BOOKS OF THE COMPANY. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN MUST GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 18, 2014. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail 1. To elect Joseph W. Marshall, III and E. Scott Urdang as Class I directors to hold office until the 2017 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. 3. To hold an advisory (non-binding) vote to approve the Company’s executive compensation. FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year. FOR AGAINST ABSTAIN 4. To hold an advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation. FOR all Nominees listed to the left (except as marked to the contrary) WITHHOLD AUTHORITY to vote for all nominees listed to the left (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.) THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES, “FOR” PROPOSALS 2 AND 3 AND FOR “EVERY THREE YEARS” FOR PROPOSAL 4. EVERY TWO YEARS EVERY YEAR ABSTAIN EVERY THREE YEARS 01. Joseph W. Marshall, III 02. E. Scott Urdang

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Gaming and Leisure Properties, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Peter M. Carlino and David A. Handler, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.01 per share, of Gaming and Leisure Properties, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on June 19, 2014, at 10:00 a.m. Eastern Time at Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 30, 2014, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The board of directors recommends that you vote your shares as follows: • FOR each of the board’s two (2) nominees as Class I directors for the board of directors (Proposal No. 1). • FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2). • FOR the approval, on an advisory basis, of our executive compensation (Proposal No. 3). • FOR a frequency of EVERY THREE YEARS for future advisory votes to approve executive compensation (Proposal No. 4). PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 19, 2014. The Proxy Statement and our 2013 Annual Report to Shareholders are available at: http://www.cstproxy.com/glpropinc/2014